UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):

March 17, 2005

ARGONAUT TECHNOLOGIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-31019	94-3216714
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

22 Saginaw Drive

Redwood City, California 94063

(Address of principal executive offices) (Zip Code)

(650) 716-1557

(Registrant’s telephone number, including area code)

not applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On March 17, 2005, Argonaut Technologies, Inc. (the “Company”) entered into an amended and restated definitive stock and asset purchase agreement (the “Amended Agreement”) with Biotage AB of Uppsala, Sweden (“Biotage”) to increase the purchase price in the transaction to $21.2 million in cash and to include the sale of certain assets (excluding receivables) and the assumption of specified liabilities, including warranty service and maintenance, and accounts payable of up to $350,000 associated with the Company’s remaining process development products and services. Under the Amended Agreement Biotage will also take on the employment responsibility for additional Company employees. On February 21, 2005 the Company entered into a definitive agreement with Biotage under which the Company agreed to sell stock and certain assets of its consumables and flash chromatography business to Biotage for approximately $19.9 million in cash.

The Company will file an amended proxy statement to reflect the new terms and conditions of the transaction.

Item 7.01. Regulation FD Disclosure.

On March 18, 2004, the Company issued a press release announcing its entry into the Amended Agreement. A copy of the press release is attached to this report as Exhibit 99.1.

Item 9.01. Financial Statements and Exhibits.

(c) Exhibits.

Exhibit Number	Document
10.1	Amended and Restated Stock and Asset Purchase Agreement by and between Argonaut Technologies, Inc. and Biotage AB, dated as of March 17, 2005.

99.1	Text of press release issued by Argonaut Technologies, Inc., dated March 18, 2005, announcing its entry into the Amended and Restated Stock and Asset Purchase Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ARGONAUT TECHNOLOGIES, INC.
(Registrant)

Date: March 21, 2004	By:	/s/ Lissa A. Goldenstein
Lissa A. Goldenstein
President and Chief Executive Officer